Exhibit 15.1

December 22, 2016

Extraction Oil & Gas, Inc.

370 17th Street, Suite 5300

Denver, Colorado 80202

Re: Registration Statement Form S-1

With respect to the subject registration statement, we acknowledge our awareness of the use therein by reference of our report dated November 30, 2016 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP